Gates Industrial Reports Second-Quarter 2024 Results
Denver, CO, July 31, 2024
Second-Quarter 2024 Financial Summary
◦Second-quarter net sales of $885.5 million, down 5.4% compared to the prior-year period and representing a core sales decline of 4.0% year-over-year.
◦Net income attributable to shareholders of $70.7 million, or $0.26 per diluted share.
◦Adjusted Net Income per diluted share of $0.36.
◦Net income from continuing operations of $77.9 million, or a margin of 8.8%.
◦Adjusted EBITDA of $202.2 million, or a margin of 22.8%.
◦Generated $72.8 million of operating cash flow year to date, compared to $183.9 million in the prior year.
◦Adjusting full year 2024 guidance.
◦New $250 million share repurchase authorization announced.
Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific power transmission and fluid power solutions, today reported results for the second quarter ended June 29, 2024.

Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “During the second quarter, we delivered a 270 basis point year-over-year increase in gross margin in an uneven demand environment. I am pleased with the progress made on our enterprise initiatives to date. Our balance sheet continues to improve underscored by a meaningful reduction in our net leverage ratio relative to the prior year period.”

Jurek continued, “We have trimmed our full year 2024 guidance for core sales, adjusted EBITDA and adjusted earnings per share to reflect softer than expected demand in our First Fit markets during the second half of the year and our normal business seasonality. At the updated midpoint, we still expect to increase our adjusted EBITDA margin by over 100 basis points year-over-year. We are intently focused on driving our various enterprise initiatives and achieving our 2026 financial targets. We remain opportunistic about deploying excess capital. As such, we have announced a new $250 million share repurchase authorization that expires at the end of 2025.”

Second-Quarter Financial Results

Second-quarter net sales were $885.5 million, a decrease of 5.4% over the prior-year quarter net sales of $936.3 million, reflecting a 4.0% core sales decline and unfavorable foreign currency impact of 1.4%. At the channel level, first fit sales declined year-over-year primarily driven by Industrial First Fit, partly offset by slight growth in the replacement business. The replacement channel business grew year-over-year and benefited from modest growth in Automotive Replacement. Most end markets posted sales declines on a core basis.
Second-quarter net income attributable to shareholders was $70.7 million, or $0.26 per diluted share, compared to net income attributable to shareholders of $64.9 million, or $0.23 per diluted share, in the prior-year quarter, with the increase driven by higher operating income and a lower share count. Adjusted Net Income was $95.5 million, or $0.36 per diluted share, compared to $95.2 million, or $0.34 per diluted share in the prior-year period, with the increase stemming from improved operating performance and a lower share count. The diluted weighted-average number of shares outstanding in the second quarter of 2024 was 266,812,510 compared to 279,915,448 in the second quarter of 2023.

Second-quarter net income from continuing operations was $77.9 million, or 8.8% of net sales, compared to $71.3 million, or 7.6% of net sales in the prior-year quarter representing an expansion of 120 basis points year-over-year driven by higher operating income and an increase in other income partially offset by higher tax expense.
Second-quarter Adjusted EBITDA was $202.2 million compared to $197.3 million in the prior-year quarter. Second-quarter Adjusted EBITDA margin of 22.8% represented an expansion of 170 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA margin was led by benefits from our enterprise initiatives, favorable channel mix, and pricing, partially offset by lower volumes.
Power Transmission Segment Results

	For the three months ended
(USD in millions)	June 29, 2024	July 1, 2023	% Change	% Core Change
Net sales	$541.9	$573.9	(5.6%)	(3.5%)
Adjusted EBITDA	$123.8	$119.0	4.0%
Adjusted EBITDA margin	22.8%	20.7%	210 bps

	For the six months ended
(USD in millions)	June 29, 2024	July 1, 2023	% Change	% Core Change
Net sales	$1,074.7	$1,122.0	(4.2%)	(2.6%)
Adjusted EBITDA	$242.8	$226.7	7.1%
Adjusted EBITDA margin	22.6%	20.2%	240 bps
Second-quarter Power Transmission net sales decreased 5.6% to $541.9 million compared to the prior-year quarter, reflecting a core sales decline of 3.5% and unfavorable currency effects of 2.1%. Segment sales were most affected by core declines in the Personal Mobility, Construction and Automotive end markets partially offset by growth in the Energy and On-Highway markets. At the channel level, first fit sales declined double-digits primarily impacted by weaker industrial demand. Core sales in our replacement channel increased slightly led by modest growth in Industrial Replacement.
Second-quarter Power Transmission Adjusted EBITDA was $123.8 million compared to $119.0 million in the prior-year quarter. The expansion in Adjusted EBITDA was driven by benefits from enterprise initiatives that supported improved performance, favorable channel mix, and pricing, partially offset by lower volumes. Adjusted EBITDA margin of 22.8% represented an improvement of 210 basis points compared to the prior-year quarter.

Fluid Power Segment Results

	For the three months ended
(USD in millions)	June 29, 2024	July 1, 2023	% Change	% Core Change
Net sales	$343.6	$362.4	(5.2%)	(4.9%)
Adjusted EBITDA	$78.4	$78.3	0.1%
Adjusted EBITDA margin	22.8%	21.6%	120 bps

	For the six months ended
(USD in millions)	June 29, 2024	July 1, 2023	% Change	% Core Change
Net sales	$673.4	$712.0	(5.4%)	(5.7%)
Adjusted EBITDA	$155.0	$145.1	6.8%
Adjusted EBITDA margin	23.0%	20.4%	260 bps
Second-quarter Fluid Power net sales decreased 5.2% to $343.6 million compared to the prior-year quarter, reflecting a core sales decline of 4.9% and unfavorable foreign currency effects of 0.3%. The segment was most impacted by declines in Agriculture, Construction and Diversified Industrial partially offset by a solid increase in Automotive. At the channel level, first fit sales declined relative to the prior year period while replacement increased slightly year-over-year supported by Automotive Replacement growth.
Second-quarter Fluid Power Adjusted EBITDA was $78.4 million compared to $78.3 million in the prior-year quarter, resulting in an Adjusted EBITDA margin of 22.8%, an increase of 120 basis points compared to the prior-year quarter. The increase in Adjusted EBITDA was driven by benefits from our enterprise initiatives, favorable channel mix, and pricing, partially mitigated by lower volumes.
Liquidity and Capital Resources
During the second quarter of 2024, the Company generated $93.8 million of cash from operations. Second-quarter capital expenditures increased to $27.2 million from $15.2 million in the prior-year quarter.
As of June 29, 2024, the Company had total cash and cash equivalents of $579.7 million and total outstanding debt of $2.4 billion, as well as committed borrowing headroom of $471.7 million.

Share Repurchase Authorization Announced

The Company also announced that its Board of Directors has authorized a share repurchase program of up to $250 million of the Company’s ordinary shares. This authorization is valid through December 2025. This authorization replaces the existing authorization that was set to expire in October 2024.

The timing and actual number of shares repurchased will depend on a variety of factors, including price, available liquidity, general business and market conditions, tax considerations, and alternative investment opportunities. Under the share repurchase program, repurchases can be made from time to time using a variety of methods, including but not limited to open market purchases and privately negotiated transactions, all in compliance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and other applicable legal requirements.

The repurchase program does not obligate the Company to acquire any specific dollar amount or number of ordinary shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.
Updated 2024 Guidance
The Company is updating its full year 2024 guidance. The table below reflects our updated full year 2024 financial guidance.

	Prior 2024	Updated 2024	Change (At Midpoint)
Core Sales Growth	(3%) to +1%	(4%) to (2%)	(2)%
Adjusted EBITDA	$745 to $805 Million	$740 to $770 Million	($20) Million
Adjusted EPS	$1.28 to $1.43	$1.29 to $1.35	$(0.04)
Capital Expenditures	~$100 Million	~$100 Million	No Change
Free Cash Flow Conversion	90%+	90%+	No Change
Share-based metrics in the Company’s guidance do not include the potential effect of incremental share repurchases.
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, including expected Core Sales Growth, Adjusted EBITDA, Adjusted Earnings per Share and Free Cash Flow conversion for 2024. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Conference Call and Webcast
Gates Industrial Corporation plc will host a conference call today at 9:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial’s website at investors.gates.com. For those unable to access the webcast, the conference call can be accessed by dialing (888) 414-4601 (domestic) or +1 (646) 960-0313 (international) and requesting the Gates Industrial Corporation Second Quarter 2024 Earnings Conference Call or providing the Conference ID of 5772067. An audio replay of the conference call can be accessed by dialing (800) 770-2030 (domestic) or +1 (647) 362-9199 (international), and providing the passcode 5772067, or by accessing Gates Industrial’s website at investors.gates.com.
About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment manufacturers (“first-fit”) as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries to everyday consumer applications including virtually every form of transportation. Our products are sold in more than 130 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, statements related to expectations regarding the performance of the Company’s business and financial results (including growth initiatives, margin expansion and capital deployment), market demand, and statements regarding our outlook for 2024. Such forward-looking statements are subject to various risks and uncertainties, including, among others, economic, political and other risks associated with international operations, risks inherent to the manufacturing industry, macroeconomic factors beyond the Company’s control (including material and logistics availability, inflation, supply chain and labor challenges and end-market recovery), risks related to catastrophic events, continued operation of our manufacturing facilities, including as a result of cybersecurity attacks, our ability to forecast and meet demand, market acceptance of new products, and the significant influence of the Company’s large shareholders, investment funds affiliated with Blackstone Inc. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the SEC, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Gates Industrial Corporation plc
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
(USD in millions, except per share amounts)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$885.5	$936.3	$1,748.1	$1,834.0
Cost of sales	528.1	583.6	1,060.7	1,156.2
Gross profit	357.4	352.7	687.4	677.8
Selling, general and administrative expenses	218.3	220.7	430.0	452.8
Transaction-related expenses	1.2	0.6	1.6	0.8
Restructuring expenses	1.6	2.2	2.8	7.7
Other operating expenses	0.1	0.1	0.1	0.1
Operating income from continuing operations	136.2	129.1	252.9	216.4
Interest expense	49.1	44.5	86.6	85.3
Other (income) expense	(3.1)	3.7	(4.6)	4.0
Income from continuing operations before taxes	90.2	80.9	170.9	127.1
Income tax expense	12.3	9.6	46.8	24.9
Net income from continuing operations	77.9	71.3	124.1	102.2
Loss on disposal of discontinued operations	0.3	0.1	0.4	0.4
Net income	77.6	71.2	123.7	101.8
Less: non-controlling interests	6.9	6.3	13.0	10.5
Net income attributable to shareholders	$70.7	$64.9	$110.7	$91.3

Earnings per share
Basic
Earnings per share from continuing operations	$0.27	$0.24	$0.42	$0.33
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.27	$0.24	$0.42	$0.33

Diluted
Earnings per share from continuing operations	$0.26	$0.23	$0.41	$0.32
Earnings per share from discontinued operations	—	—	—	—
Earnings per share	$0.26	$0.23	$0.41	$0.32

Gates Industrial Corporation plc
Condensed Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of June 29, 2024	As of December 30, 2023
Assets
Current assets
Cash and cash equivalents	$579.7	$720.6
Trade accounts receivable, net	807.5	768.2
Inventories	696.5	647.2
Taxes receivable	54.9	30.4
Prepaid expenses and other assets	237.9	234.9
Total current assets	2,376.5	2,401.3
Non-current assets
Property, plant and equipment, net	599.6	630.0
Goodwill	1,966.5	2,038.7
Pension surplus	8.3	8.6
Intangible assets, net	1,309.4	1,386.1
Right-of-use assets	127.7	120.1
Taxes receivable	18.3	18.5
Deferred income taxes	608.1	622.4
Other non-current assets	20.4	28.8
Total assets	$7,034.8	$7,254.5
Liabilities and equity
Current liabilities
Debt, current portion	$21.8	$36.5
Trade accounts payable	441.3	457.7
Taxes payable	61.4	36.6
Accrued expenses and other current liabilities	238.9	248.5
Total current liabilities	763.4	779.3
Non-current liabilities
Debt, less current portion	2,310.3	2,415.0
Post-retirement benefit obligations	79.1	83.8
Lease liabilities	117.8	110.6
Taxes payable	75.6	79.4
Deferred income taxes	106.4	119.4
Other non-current liabilities	87.9	123.1
Total liabilities	3,540.5	3,710.6
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 261,601,984 (December 30, 2023: authorized shares: 3,000,000,000; outstanding shares: 264,259,788)	2.6	2.6
—Additional paid-in capital	2,600.9	2,583.8
—Accumulated other comprehensive loss	(949.0)	(828.5)
—Retained earnings	1,522.5	1,462.3
Total shareholders’ equity	3,177.0	3,220.2
Non-controlling interests	317.3	323.7
Total equity	3,494.3	3,543.9
Total liabilities and equity	$7,034.8	$7,254.5

Gates Industrial Corporation plc
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
(USD in millions)	June 29, 2024	July 1, 2023
Cash flows from operating activities
Net income	$123.7	$101.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109.1	108.5
Foreign exchange and other non-cash financing (income) expenses	(11.9)	20.5
Share-based compensation expense	13.8	16.3
Decrease in post-employment benefit obligations, net	(4.2)	(5.1)
Deferred income taxes	(13.2)	(22.3)
Gain on disposal of property, plant and equipment	(7.2)	(0.1)
Other operating activities	(1.2)	3.6
Changes in operating assets and liabilities:
—Accounts receivable	(56.9)	(66.8)
—Inventories	(66.0)	23.0
—Accounts payable	(3.2)	(2.1)
—Prepaid expenses and other assets	13.6	7.6
—Taxes payable	(1.4)	(0.8)
—Other liabilities	(22.2)	(0.2)
Net cash provided by operating activities	72.8	183.9
Cash flows from investing activities
Purchases of property, plant and equipment	(37.9)	(24.4)
Purchases of intangible assets	(7.4)	(5.4)
Purchases of investments	(11.2)	—
Cash paid under corporate-owned life insurance policies	(4.1)	(17.0)
Cash received under corporate-owned life insurance policies	10.0	5.3
Proceeds from the sale of property, plant and equipment	10.5	0.4
Net cash used in investing activities	(40.1)	(41.1)
Cash flows from financing activities
Issuance of shares	7.1	16.7
Repurchase of shares	(50.3)	(251.7)
Proceeds from long-term debt	1,800.0	100.0
Payments of long-term debt	(1,907.0)	(9.8)
Debt issuance costs paid	(17.7)	(0.3)
Other financing activities	10.3	(15.3)
Net cash used in financing activities	(157.6)	(160.4)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(16.2)	4.4
Net decrease in cash and cash equivalents and restricted cash	(141.1)	(13.2)
Cash and cash equivalents and restricted cash at the beginning of the period	724.0	581.4
Cash and cash equivalents and restricted cash at the end of the period	$582.9	$568.2
Supplemental schedule of cash flow information
Interest paid	$86.0	$76.6
Income taxes paid	$61.4	$48.0
Accrued capital expenditures	$1.4	$1.6

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses, and it is used for total Gates as well because we believe it is important to consider our total profitability on a basis that is consistent with that of our operating segments. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of net sales for that period.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Beginning with the three months ended June 29, 2024, we revised our definition of Adjusted Net Income to adjust for discrete tax items, which are significant, unusual or infrequently occurring tax items. We have revised the prior period amounts to conform to our current period presentation.
Core sales growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals, where applicable. We present core sales growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation. Free Cash Flow is a non-GAAP measure that represents net cash provided by operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow expressed as a percentage of Adjusted Net Income. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Gates Industrial Corporation plc
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three months ended		Six months ended
(USD in millions)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income from continuing operations	$77.9	$71.3	$124.1	$102.2
Adjusted for:
Income tax expense	12.3	9.6	46.8	24.9
Net interest and other expenses	46.0	48.2	82.0	89.3
Depreciation and amortization	54.5	54.0	109.1	108.5
Transaction-related expenses (1)	1.2	0.6	1.6	0.8
Restructuring expenses (2)	1.6	2.2	2.8	7.7
Share-based compensation expense	5.2	6.8	13.8	16.3
Inventory impairments and adjustments (3) (included in cost of sales)	3.4	3.5	17.3	4.1
Severance expenses (included in cost of sales)	—	—	—	0.5
Severance expenses (included in SG&A)	—	0.3	0.1	0.9
Credit loss related to customer bankruptcy (included in SG&A) (4)	—	0.7	0.1	11.4
Cybersecurity incident expenses (5)	—	—	—	5.1
Other items not directly related to current operations (6)	0.1	0.1	0.1	0.1
Adjusted EBITDA	$202.2	$197.3	$397.8	$371.8

Net Sales	$885.5	$936.3	$1,748.1	$1,834.0
Adjusted EBITDA Margin	22.8%	21.1%	22.8%	20.3%

(1)	Transaction-related expenses relate primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and include costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(4)
On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. Based on further developments in the bankruptcy proceedings, we recorded an additional $0.1 million pre-tax charge during the six months ended June 29, 2024. We will continue to monitor the circumstances surrounding the bankruptcy in determining whether adjustments to this recovery estimate are necessary.

(5)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.
(6)	Other items not directly related to current operations include asset impairment and other charges.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended		Six months ended
(USD in millions, except share numbers and per share amounts)	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net income attributable to shareholders	$70.7	$64.9	$110.7	$91.3
Adjusted for:
Loss on disposal of discontinued operations	0.3	0.1	0.4	0.4
Amortization of intangible assets arising from the 2014 acquisition of Gates	28.9	29.2	58.0	58.2
Transaction-related expenses (1)	1.2	0.6	1.6	0.8
Restructuring expenses (2)	1.6	2.2	2.8	7.7
Share-based compensation expense	5.2	6.8	13.8	16.3
Inventory impairments and adjustments (3) (included in cost of sales)	3.4	3.5	17.3	4.1
Adjustments relating to post-retirement benefits	(0.6)	(0.8)	(1.3)	(1.5)
Financing and other FX related losses	(3.0)	6.0	(1.5)	7.6
Credit loss related to customer bankruptcy (included in SG&A) (4)	—	0.7	0.1	11.4
Cybersecurity incident expenses (5)	—	—	—	5.1
Loss on extinguishment of debt (6)	14.8	—	14.8	—
Discrete tax items (7)	(12.2)	(6.4)	(0.5)	—
Other adjustments	(1.7)	(0.8)	(3.4)	(2.6)
Estimated tax effect of the above adjustments	(13.1)	(10.8)	(25.5)	(24.4)
Adjusted Net Income	$95.5	$95.2	$187.3	$174.4

Diluted weighted-average number of shares outstanding	266,812,510	279,915,448	266,951,237	283,953,084
Adjusted Net Income per diluted share	$0.36	$0.34	$0.70	$0.61

(1)	Transaction-related expenses related primarily to advisory fees and other costs recognized in respect of major corporate transactions, including the acquisition of businesses, and equity and debt transactions.
(2)	Restructuring expenses represent items qualifying for recognition as such under U.S. GAAP and included costs related to the closure of lines of business, facility closures and consolidations, fundamental organizational rationalizations and non-recurring employee severance related to such actions.
(3)	Inventory impairments and adjustments include the reversal of the adjustment to remeasure certain inventories on a Last-in-First-out (“LIFO”) basis.
(4)
On January 31, 2023, one of our customers filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy proceedings, we evaluated our potential risk and exposure relating to our outstanding pre-petition accounts receivable balance from the customer and recorded the pre-tax charge to reflect our estimated recovery. Based off further developments in the bankruptcy proceedings, we recorded an additional $0.1 million pre-tax charge during the six months ended June 29, 2024. We will continue to monitor the circumstances surrounding the bankruptcy in determining whether adjustments to this recovery estimate are necessary.

(5)	On February 11, 2023, Gates determined that it was the target of a malware attack. Cybersecurity incident expenses include legal, consulting, and other costs incurred as a direct result of this incident, some of which may be partially offset by insurance recoveries.
(6)
On June 4, 2024, Gates extinguished the 2021 Dollar Term Loans and the asset-backed credit facility in connection with our debt refinancing. As a result, we accelerated $14.8 million in deferred issuance costs during the three months ended June 29, 2024.

(7)
For the three months ended June 29, 2024, discrete tax benefits of $12.2 million included $13.8 million from unrecognized tax benefits due to audit closures offset by $1.6 million of discrete expenses related to changes in the realizability of certain deferred tax assets. For the six months ended June 29, 2024, the net impact of discrete items was nominal. For the three months ended July 1, 2023, discrete tax benefits of $6.4 million included $4.3 million from adjustments in various foreign jurisdictions in which returns were filed, and $1.8 million of net unrecognized tax benefits, primarily related to India audit settlements. For the six months ended July 1, 2023, the net impact of discrete items was nominal.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Sales Growth
(Unaudited)

	Three months ended June 29, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the three months ended June 29, 2024	$541.9	$343.6	$885.5
Impact on net sales of movements in currency rates	12.2	0.9	13.1
Core sales for the three months ended June 29, 2024	$554.1	$344.5	$898.6

Net sales for the three months ended July 1, 2023	573.9	362.4	936.3
Decrease in net sales on a core basis (core sales)	$(19.8)	$(17.9)	$(37.7)

Core sales decline	(3.5%)	(4.9%)	(4.0%)

	Six months ended June 29, 2024
(USD in millions)	Power Transmission	Fluid Power	Total
Net sales for the six months ended June 29, 2024	$1,074.7	$673.4	$1,748.1
Impact on net sales of movements in currency rates	18.1	(2.2)	15.9
Core sales for the six months ended June 29, 2024	$1,092.8	$671.2	$1,764.0

Net sales for the six months ended July 1, 2023	1,122.0	712.0	1,834.0
Decrease in net sales on a core basis (core sales)	$(29.2)	$(40.8)	$(70.0)

Core sales decline	(2.6%)	(5.7%)	(3.8%)

Contact
Gates Investor Relations
Rich Kwas
(303) 744-4887
investorrelations@gates.com